EXHIBIT 23.1

FAEGRE & BENSON LLP

2200 WELLS FARGO CENTER, 90 SOUTH SEVENTH STREET

MINNEAPOLIS, MINNESOTA 55402-3901

TELEPHONE 612.766.7000

FACSIMILE 612.766.1600

www.faegre.com

October 31, 2003

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

Ladies and Gentlemen:

Reference is made to the Prospectus Supplement dated October 27, 2003 relating to Wells Fargo & Company Notes Linked to the Dow Jones Industrial AverageSM due January 30, 2009 (the “Prospectus Supplement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. We hereby consent to the inclusion of our opinion and to the reference to us under the heading “United States Federal Income Tax Consequences” in the Prospectus Supplement.

Very truly yours,

/s/ Faegre & Benson LLP

FAEGRE & BENSON LLP

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